The Enduracoin Foundation, Operating Agreement

Article I: Formation

1.1 Formation

This Operating Agreement is made and entered into as of January 1, 2023, by and among SoleMembersName, the sole member (the "Member"), to form a limited liability company ("LLC") under and pursuant to the laws of the State of Oklahoma.

1.2  Name

The name of the LLC is The Enduracoin Foundation, LLC.

1.3  Principal Office

The principal office of the LLC is located at 414 S.E. Washington, Blvd. Bartlesville, OK, 74006.

1.4  Registered Agent

The registered agent for the LLC at this time is Troy Arthur Lowe locatedat 2209 Heidi Ct, Bartlesville, OK. 74006.

1.5 Term

The term of the LLC shall commence on the filing of the Articles of Organization and shall continue until terminated as provided herein.

Article II: Purpose

2.1  Purpose

The purpose of the LLC is to engage in any lawful business for which a limited liability company may be organized under the laws of the State of Oklahoma.

Article III: Members and Capital Contributions

3.1   Initial Member

The initial and sole member of the LLC is Troy Arthur Lowe of Bartlesville, Oklahoma.

3.2.a Capital Contributions

The Member has contributed the following initial capital to the LLC:

-        Computer Source Code: The member has contributed computer source code, which has been agreed to have a conservative fair market value of $350,000. The valuation of this source code has been determined by agreed upon estimation of initial revenue potential and labor hours spent developing it.

-        Brand Name: The member has contributed the brand name, which as of the date of this document does not have a declared value. Its value will be declared in a future amended version of this document.

-        Cryptocurrency Tokens: The member has contributed all cryptocurrency tokens known as ENDC tokens, which as of the date of this document do not have a declared value. Its value will be declared in a future amended version of this document after an exchange listing and a market price is established.

3.2.b  Additional Capital Contributions

The Member may make additional capital contributions as necessary. The terms and conditions of any additional contributions shall be agreed upon by the Member and documented in an amendment to this Operating Agreement.

3.2.c  Capital Accounts

The LLC shall maintain a capital account for the Member, reflecting the Members capital contributions, distributions, and share of the LLCs profits and losses. The value of the initial source code contribution will be credited to the Members capital account as $350,000 in addition to 5% of the cryptocurrency token supply.

3.2.d  Capital Accounts

The Member is not required to make any additional capital contributions unless otherwise agreed in writing.

3.2.e Return of Contributions

Except as otherwise provided in this Agreement, the LLC shall own Computer Source Code mentioned above. The Member shall be entitled to compensation of their capital contributions and relinquishes all ownership of source code and 95% of ENDC cryptocurrency tokens to The Enduracoin Foundation, LLC until the LLC is dissolved and liquidated in accordance with this Agreement.

3.3  Additional Members

The LLC may admit additional members in the future. The admission of additional members shall require the unanimous consent of all current members and the execution of an amended Operating Agreement.

Article IV: Management

4.1  Management

The LLC shall be managed by the Member. The Member has full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the LLC.

4.2  Authority

The Member is authorized to make all decisions and take all actions necessary or appropriate to conduct the business of the LLC.

4.3  Officers

The Member will appoint officers at their discretion. The officers shall have such duties and powers as designated by the Member.

Article V: Distributions

5.1  Distributions

Distributions of the LLCs profits, losses, and other distributive items shall be made to the Member at the times and in the amounts determined by the Member.

Article VI: Accounting and Records

6.1  Books and Records

The LLC shall maintain complete and accurate books and records of the LLCs business and affairs as required by applicable law.

6.2  Fiscal Year

The fiscal year of the LLC shall be the calendar year.

Article VII: Transfers of Membership Interests

7.1  Restrictions on Transfer

The Member may not transfer any part of their interest in the LLC without the consent of any additional members, should there be any in the future.

7.2  Admission of Transferee as Member

A transferee of a membership interest shall be admitted as a member of the LLC only upon the unanimous consent of the other members and compliance with this Operating Agreement.

Article VIII: Dissolution and Winding Up

8.1  Dissolution

The LLC shall be dissolved upon the occurrence of any of the following events: a. The decision of the Member or, b. The sale or disposition of all or substantially all of the LLCs assets or, c. Any other event causing dissolution under applicable law.

8.2  Winding Up

Upon dissolution, the LLC shall wind up its affairs, liquidate its assets, and distribute the proceeds as follows: a. First, to creditors, including the Member, if applicable. b. Second, to the Member.

Article IX: Miscellaneous

9.1  Amendments

This Operating Agreement may be amended only by a written agreement signed by the Member.

9.2  Governing Law

This Operating Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

9.3  Severability

If any provision of this Operating Agreement is determined to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

9.4  Entire Agreement

This Operating Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, oral or written.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of the day and year first above written.

THE ENDURACOIN FOUNDATION, LLC.

   /s/ Troy A. Lowe
Troy A. Lowe, Sole Member - Founder, Chief Executive Officer
Date: January 1, 2023